Exhibit 99.1

Target Hospitality Announces Executive Leadership Transition Plan

THE WOODLANDS, Texas – February 28, 2022 - Target Hospitality Corp. (“Target Hospitality”, “Target” or the “Company”) (NASDAQ: TH), North America's largest provider of vertically-integrated modular accommodations and value-added hospitality services, today announced that Brad Archer has decided to step down as President, Chief Executive Officer and member of the Company’s Board of Directors.

As part of its succession plan, the Board has formed a search committee and will engage an executive search firm to identify a successor CEO. Mr. Archer will continue to lead the Company in his current position, assist with the CEO search and help onboard his successor until December 31, 2022, ensuring an orderly transition. He will also continue to work as a senior strategic advisor to the Company as needed.

“It has been an honor to help lead this incredible company over the past 13 years and work alongside such extraordinary and dedicated colleagues,” stated Mr. Archer. “I am extremely proud of all that we have accomplished and the progress we have made executing our strategic plan. With a market leading position, financial flexibility and a significant runway for growth that has never been stronger, now is the right time to pass the baton. I have full confidence in our executive team and look forward to working with the Board to identify a highly experienced executive who is best qualified to take Target to even greater heights. I will remain a large investor in the Company who believes strongly in its long-term prospects.”

Mr. Archer joined the Company in 2009 as Chief Operating Offer and has served as President and CEO since 2014, helping Target achieve several important milestones including becoming a publicly traded company. Prior to joining Target, he served in senior management roles at leading modular leasing and manufacturing companies.

“During his impressive tenure, Brad has worked tirelessly to grow the business and create value for our investors and customers,” said Stephen Robertson, Chairman of the Board for Target. “He is a core reason why Target is the leading brand that the U.S. government and global enterprises trust to meet their hospitality needs, and we thank him for his many years of service. While Brad will be greatly missed, he has laid a strong foundation that our highly experienced leadership team and next CEO will continue to build upon. Target’s future is bright and we remain laser focused on advancing our strategic priorities.”

Target continues to benefit from its strategic positioning as North America's market leader in premier vertically integrated hospitality solutions, serving a suite of world-class customers, and has continued to benefit from strong customer demand for its service offerings. Target anticipates full-year 2021 revenue to be approximately $290 million, an increase of 29% compared to the same period in 2020, and 2% above the high-end of Target’s previously announced full-year 2021 revenue outlook.

Additionally, as a result of strength in demand fundamentals, and Target’s continued execution on its strategic objectives, the Company anticipates meeting or exceeding the high-end of its entire previously announced 2021 financial outlook ranges. Target will provide additional details on its operational and financial performance, as well as the executive leadership transition, during its upcoming fourth quarter and full year 2021 earnings call on March 10, 2022.

About Target Hospitality

Target Hospitality is North America's largest provider of vertically integrated modular accommodations and value-added hospitality services in the United States. Target builds, owns and operates a customized and growing network of communities for a range of end users through a full suite of value-added solutions including premium food service management, concierge, laundry, logistics, security and recreational facilities services.

Investor Contact

Mark Schuck

ir@targethospitality.com

Media Contact

Jason Chudoba or Matthew Chudoba

TargetHospitality@icrinc.com

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this press release are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.